 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Qualstar Corporation & Subsidiaries on Form S-8 (File Nos. 333-162169, 333-61080 and 333-219847) of our report dated March 16, 2017, with respect to our audit of the consolidated financial statements of Qualstar Corporation & Subsidiaries as of and for the year ended December 31, 2016, which report is included in this Annual Report on Form 10-K of Qualstar Corporation & Subsidiaries.

/s/ Marcum LLP

Marcum LLP

Chicago, IL

March 16, 2018